    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Lillian D. Etzkorn, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Delivered $527 million of cash from operating activities in 2023 with strength in diversified businesses supporting performance in a challenging environment

Fourth Quarter 2023 Highlights
•Net sales of $838 million in the fourth quarter, down 6% year-over-year
•Net loss of $2 million, or $(0.09) per diluted share, in the fourth quarter, an improvement of 86% year-over-year
•Aftermarket Segment net sales grew 10% year-over-year and operating profit improved by $15 million
•EBITDA of $36 million in the fourth quarter, up 248% year-over-year
Full Year 2023 Highlights
•Net sales of $3.8 billion, down 27% year-over-year
•Net income of $64 million, or $2.52 per diluted share, down 84% year-over-year
•EBITDA of $255 million, down 63% year-over-year
•Continued execution of diversification strategy with Aftermarket Segment and Adjacent Industries OEM net sales exceeding 56% of total net sales for the year ended December 31, 2023
•Inventory reduction of $261 million
•Cash flows from operating activities of $527 million
•Net repayments of indebtedness of $277 million
•Returned $106 million to shareholders through quarterly dividends in 2023

Elkhart, Indiana - February 13, 2024 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies, domestically and internationally, a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation markets, and the related aftermarkets of those industries, today reported fourth quarter and full year 2023 results.

"Throughout the year, our consistent execution on diversification priorities and steadfast commitment to operational discipline has supported our performance despite continued softness in the RV and marine markets. Remarkable strength in our Aftermarket business, where we continued to see robust performance, coupled with solid results and leadership in our other diversified businesses, significantly contributed to our profitability as we navigate a challenging industry environment. Our focus on operational improvement and investments in automation leave us well-positioned to drive profitable growth when production starts to normalize in 2024," commented Jason Lippert, LCI Industries' President and Chief Executive Officer.

"Further, through our world-class R&D capabilities and culture of innovation, we will continue introducing sophisticated new products. Our 2023 product launches introduced some great additions to our portfolio, such as independent suspension axles, anti-lock braking systems, our new 4000 series windows with integrated blinds, as well as our new leveling systems for towables and motor homes. These new products differentiate us from our competition and will add solid organic content growth and market share expansion. Demonstrating this strength, we have nearly $200 million in net new business commitments in 2024," continued Mr. Lippert. "We are entering the new year with a solid balance sheet, reinforced by recent working capital improvements and a focus on cash generation. We plan to continue to invest strategically and are confident in the mid- to long-term profitable growth of our business."

"January 2024 sales outpaced January 2023 levels by 13% as we started to see business increase as dealers begin to replenish inventories. February orders are also pacing ahead of prior year, reflecting the positive dealer and consumer sentiment from the RV shows," commented Ryan Smith, LCI Industries' Group President - North America. "I'd like to thank all of our team members for their unwavering commitment to driving our business forward as we work to generate value for our customers and shareholders."

Fourth Quarter 2023 Results

Consolidated net sales for the fourth quarter of 2023 were $837.5 million, a decrease of 6% from 2022 fourth quarter net sales of $894.3 million. Net loss in the fourth quarter of 2023 was $2.4 million, or $(0.09) per diluted share, compared to a net loss of $17.1 million, or $(0.68) per diluted share, in the fourth quarter of 2022. EBITDA in the fourth quarter of 2023 was $35.6 million, compared to EBITDA of $10.2 million in the fourth quarter of 2022.

The decrease in year-over-year net sales for the fourth quarter of 2023 was primarily driven by lower North American marine production levels, decreased selling prices which are indexed to select commodities, and decreased North American RV wholesale shipments, partially offset by growth in Aftermarket net sales and net sales from recent acquisitions. Net sales from acquisitions completed in the twelve months ended December 31, 2023 contributed approximately $11.0 million in the fourth quarter of 2023.

Full Year 2023 Results

Consolidated net sales for the full year 2023 were $3.8 billion, a decrease of 27% from full year 2022 net sales of $5.2 billion. Net income for the full year 2023 was $64.2 million, or $2.52 per diluted share, compared to net income of $395.0 million, or $15.48 per diluted share, for the full year 2022. EBITDA for the year ended December 31, 2023 was $255.2 million, compared to EBITDA of $682.2 million for the year ended December 31, 2022. Additional information regarding EBITDA, as well as reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measure of net income (loss), is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The decrease in year-over-year net sales was primarily driven by a nearly 39% decrease in North American RV wholesale shipments, decreased selling prices which are indexed to select commodities, and lower North American marine production levels, partially offset by net sales from recent acquisitions. Net sales from acquisitions completed in 2022 and 2023 contributed approximately $73.6 million in 2023.

January 2024 Results

January 2024 consolidated net sales were approximately $308 million, up 13% from January 2023, primarily due to an approximate 57% increase in North American RV production, partially offset by an approximate 44% decline in marine sales compared to January 2023.

OEM Segment - Fourth Quarter Performance

OEM net sales for the fourth quarter of 2023 were $658.1 million, down 10% year-over-year, primarily driven by lower North American marine production levels, decreased selling prices which are indexed to select commodities, and a reduction in North American RV wholesale shipments. RV OEM net sales for the fourth quarter of 2023 were $388.9 million, down 10% compared to the same prior year period, driven by decreased selling prices which are indexed to select commodities and a 3% reduction in North American RV wholesale shipments. Adjacent Industries OEM net sales for the fourth quarter of 2023 were $269.2 million, down 9% year-over-year, primarily due to lower sales to North American marine OEMs. North American marine OEM net sales in the fourth quarter of 2023 were $64.6 million, down 41% year-over-year.

Operating loss of the OEM Segment was $11.7 million in the fourth quarter of 2023, or (1.8)% of net sales, compared to an operating loss of $22.0 million, or (3.0)%, in the same period in 2022. The operating loss of the OEM Segment for the quarter was driven by decreased selling prices which are indexed to select commodities and the impact of fixed costs on reduced sales.

Aftermarket Segment - Fourth Quarter Performance

Aftermarket net sales for the fourth quarter of 2023 were $179.4 million, up 10% year-over-year, as distribution channel inventories stabilized. Operating profit of the Aftermarket Segment was $14.3 million in the fourth quarter of 2023, or 8.0% of net sales, compared to an operating loss of $1.1 million, or (0.6)%, in the same period in 2022. The operating profit expansion of the Aftermarket Segment for the quarter was driven by decreased commodity costs and leveraging of fixed costs over larger sales and production volume.

“We delivered strong aftermarket operating profits for the year as we continued to capture solid demand for repair, replacement, and upgrades across our end markets. Aftermarket remains a key growth driver for Lippert and a critical piece of our diversification strategy, providing counter cyclical support in a volatile environment,” Jamie Schnur, LCI Industries' Group President - Aftermarket commented. “We look forward to leveraging our industry-leading service teams and innovative product offerings to continue this momentum in the new year.”

Income Taxes

The Company's effective tax rate was 22.7% and 65.2% for the year and quarter ended December 31, 2023, respectively, compared to 24.8% and 45.2% for the year and quarter ended December 31, 2022, respectively. Due to certain operating losses in the fourth quarters of 2023 and 2022, discrete adjustments related to an increase in the life insurance contract assets had a proportionally larger impact on the tax rate in those periods. Fourth quarter and full year 2023 rates both benefited from a reduction in the effective state tax rate compared to fourth quarter and full year 2022.

Balance Sheet and Other Items

At December 31, 2023, the Company's cash and cash equivalents balance was $66.2 million, compared to $47.5 million at December 31, 2022. The Company used $106.3 million for dividend payments to shareholders, $62.2 million for capital expenditures, and $25.9 million for acquisitions in the twelve months ended December 31, 2023. The Company also made $215.9 million in net repayments under its revolving credit facility and $61.1 million in repayments under its term loan and other borrowings in the twelve months ended December 31, 2023.
The Company's outstanding long-term indebtedness, including current maturities, was $847.4 million at December 31, 2023, and the Company was in compliance with its debt covenants.

Conference Call & Webcast

LCI Industries will host a conference call to discuss its fourth quarter results on Tuesday, February 13, 2024, at 8:30 a.m. Eastern time, which may be accessed by dialing (833) 470-1428 for participants in the U.S. and (929) 526-1599 for participants outside the U.S. using the required conference ID 216951. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (866) 813-9403 for participants in the U.S. and (44) 204-525-0658 for participants outside the U.S. and referencing access code 584031. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation markets, consisting primarily of recreational vehicles and adjacent industries, including boats; buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers, as well as direct to retail customers via the Internet. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; appliances; air conditioners; televisions and sound systems; tankless water heaters; and other accessories. Additional information about Lippert and its products can be found at www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, profitability, margin growth, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to production levels, including normalization and timing, new business commitments and orders, as well as other factors, in 2024, future business prospects, growth, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, commodity prices, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
(In thousands, except per share amounts)

Net sales	$837,544	$894,346	$3,784,808	$5,207,143
Cost of sales	676,493	747,439	3,008,618	3,933,854
Gross profit	161,051	146,907	776,190	1,273,289
Selling, general and administrative expenses	158,430	169,944	652,762	720,261
Operating profit (loss)	2,621	(23,037)	123,428	553,028
Interest expense, net	9,456	8,220	40,424	27,573
(Loss) income before income taxes	(6,835)	(31,257)	83,004	525,455
(Benefit) provision for income taxes	(4,458)	(14,128)	18,809	130,481
Net (loss) income	$(2,377)	$(17,129)	$64,195	$394,974

Net (loss) income per common share:
Basic	$(0.09)	$(0.68)	$2.54	$15.57
Diluted	$(0.09)	$(0.68)	$2.52	$15.48

Weighted average common shares outstanding:
Basic	25,342	25,327	25,305	25,372
Diluted	25,342	25,327	25,436	25,514

Depreciation	$18,719	$18,886	$74,693	$72,839
Amortization	$14,231	$14,360	$57,075	$56,373
Capital expenditures	$12,149	$26,893	$62,209	$130,641

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$325,987	$356,335	$1,358,853	$2,617,585
Motorhomes	62,952	77,441	269,356	339,097
Adjacent Industries OEMs	269,156	296,814	1,275,533	1,359,188
Total OEM Segment net sales	658,095	730,590	2,903,742	4,315,870
Aftermarket Segment:
Total Aftermarket Segment net sales	179,449	163,756	881,066	891,273
Total net sales	$837,544	$894,346	$3,784,808	$5,207,143

Operating (loss) profit:
OEM Segment	$(11,725)	$(21,987)	$17,361	$479,150
Aftermarket Segment	14,346	(1,050)	106,067	73,878
Total operating profit (loss)	$2,621	$(23,037)	$123,428	$553,028

Depreciation and amortization:
OEM Segment depreciation	$14,557	$15,075	$58,397	$58,166
Aftermarket Segment depreciation	4,162	3,811	16,296	14,673
Total depreciation	$18,719	$18,886	$74,693	$72,839

OEM Segment amortization	$10,375	$10,585	$41,579	$41,253
Aftermarket Segment amortization	3,856	3,775	15,496	15,120
Total amortization	$14,231	$14,360	$57,075	$56,373

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	December 31,
	2023	2022
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$66,157	$47,499
Accounts receivable, net	214,707	214,262
Inventories, net	768,407	1,029,705
Prepaid expenses and other current assets	67,599	99,310
Total current assets	1,116,870	1,390,776
Fixed assets, net	465,781	482,185
Goodwill	589,550	567,063
Other intangible assets, net	448,759	503,320
Operating lease right-of-use assets	245,388	247,007
Other long-term assets	92,971	56,561
Total assets	$2,959,319	$3,246,912

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$589	$23,086
Accounts payable, trade	183,697	143,529
Current portion of operating lease obligations	36,269	35,447
Accrued expenses and other current liabilities	174,437	219,238
Total current liabilities	394,992	421,300
Long-term indebtedness	846,834	1,095,888
Operating lease obligations	222,680	222,478
Deferred taxes	32,345	30,580
Other long-term liabilities	107,432	95,658
Total liabilities	1,604,283	1,865,904
Total stockholders' equity	1,355,036	1,381,008
Total liabilities and stockholders' equity	$2,959,319	$3,246,912

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Twelve Months Ended December 31,
	2023	2022
(In thousands)
Cash flows from operating activities:
Net income	$64,195	$394,974
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	131,768	129,212
Stock-based compensation expense	18,229	23,695
Deferred taxes	2,067	(9,277)
Other non-cash items	7,716	3,496
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	1,594	115,706
Inventories, net	235,347	117,419
Prepaid expenses and other assets	25,954	14,990
Accounts payable, trade	38,737	(161,121)
Accrued expenses and other liabilities	1,622	(26,580)
Net cash flows provided by operating activities	527,229	602,514
Cash flows from investing activities:
Capital expenditures	(62,209)	(130,641)
Acquisitions of businesses	(25,851)	(108,470)
Other investing activities	4,312	(2,679)
Net cash flows used in investing activities	(83,748)	(241,790)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(9,628)	(10,961)
Proceeds from revolving credit facility	248,900	1,128,400
Repayments under revolving credit facility	(464,822)	(1,233,740)
Repayments under shelf loan, term loan, and other borrowings	(61,099)	(73,031)
Payment of dividends	(106,336)	(102,726)
Payment of contingent consideration and holdbacks related to acquisitions	(31,857)	(60,228)
Repurchases of common stock	—	(24,054)
Other financing activities	(1,342)	1,469
Net cash flows used in financing activities	(426,184)	(374,871)
Effect of exchange rate changes on cash and cash equivalents	1,361	(1,250)
Net increase (decrease) in cash and cash equivalents	18,658	(15,397)
Cash and cash equivalents at beginning of period	47,499	62,896
Cash and cash equivalents at end of period	$66,157	$47,499

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	63.4	62.1	259.1	421.7
Motorhome RVs	10.1	12.4	45.9	58.4
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	53.0	59.1	324.8	389.7
Impact on dealer inventories	10.4	3.0	(65.7)	32.0
Motorhome RVs	7.7	9.0	44.3	48.3

			Twelve Months Ended
			December 31,
			2023	2022
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV			$5,058	$6,090
Motorhome RV			$3,506	$4,099

			December 31,
			2023	2022
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (2)			$245.3	$306.5
Days sales in accounts receivable, based on last twelve months			30.1	27.5
Inventory turns, based on last twelve months			3.5	3.5

			2024
Estimated Full Year Data:
Capital expenditures			$55 - $75 million
Depreciation and amortization			$130 - $140 million
Stock-based compensation expense			$20 - $25 million
Annual tax rate			24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) Remaining availability under the revolving credit facility is subject to covenant restrictions.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net (loss) income to EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
(In thousands)
Net (loss) income	$(2,377)	$(17,129)	$64,195	$394,974
Interest expense, net	9,456	8,220	40,424	27,573
Provision for income taxes	(4,458)	(14,128)	18,809	130,481
Depreciation expense	18,719	18,886	74,693	72,839
Amortization expense	14,231	14,360	57,075	56,373
EBITDA	$35,571	$10,209	$255,196	$682,240
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measure of EBITDA to illustrate and improve comparability of its results from period to period. EBITDA is defined as net (loss) income before interest expense, net, provision for income taxes, depreciation expense, and amortization expense during the three and twelve month periods ended December 31, 2023 and 2022. The Company considers this non-GAAP measure in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The measure is not in accordance with, nor is it a substitute for, GAAP measures, and it may not be comparable to similarly titled measures used by other companies.